Exhibit 10.13

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of May 14, 2020 (the “Effective Date”) among Kennedy Lewis Management LP (“KLIM”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time (each a “Lender” and collectively, the “Lenders”), and Rapid Micro Biosystems, Inc., a Delaware corporation (“Borrower”) and each Guarantor otherwise party hereto from time to time, provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.             DEFINITIONS AND OTHER TERMS

1.1       Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.3 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (b) the financial statements delivered hereunder with respect to all periods prior to the fiscal quarter ending June 30, 2020, shall be prepared without giving effect to the implementation of Accounting Standards Codification 606: Revenue from Contracts with Customers.

1.2       Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3       Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) with respect to any Person: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4       Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“2020 Budget”	Section 3.1(m)
“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Budget”	Section 6.2(a)(i)
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Collateral Agent Report”	Exhibit B, Section 5
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Accounts”	Section 6.6(a)
“Excluded Taxes”	Exhibit C, Section 1
“Facility Fee”	Section 2.4(a)
“Future Budgets”	Section 6.2(a)(i)
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“KLIM”	Preamble

“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“Liquidity Account”	Section 6.12
“Measurement Date”	“Revenue Target” definition
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Open Source Licenses”	Section 5.2(f)
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Permitted Senior Debt Priority Collateral”	“Permitted Indebtedness” clause (d)
“Specified Target”	“Revenue Target” definition
“Term A Loan”	Section 2.2(a)(i)
“Term B Loan”	Section 2.2(a)(ii)
“Term C Loan”	Section 2.2(a)(iii)
“Transfer”	Section 7.1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to any Loan Party.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Affiliate” of any Person is (i) a Person that owns a majority interest in, or controls, directly or indirectly the Person, (ii) any Person that controls or is controlled by or is under common control with the Person, and (iii) each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifteen percent (15%) or more of the equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise. Notwithstanding the foregoing, KLIM and its Affiliates and managed funds shall be deemed not to be Affiliates of the Loan Parties or any of their Subsidiaries for any purpose whatsoever.

“Amortization Payment Amount” means, with respect to a given Revenue Target Violation, an amount in cash equal to (i) the outstanding principal amount of the Term Loans determined as of the date of such Revenue Target Violation divided by (ii) eight (8).

“Amortization Payment Date” is the first (1st) calendar day of each fiscal quarter that follows the occurrence of any Revenue Target Violation and is prior to the occurrence of a Cured Revenue Target Violation with respect to such Revenue Target Violation.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Rate” means a per annum rate of interest equal to, (i) if any Revenue Target Violation has occurred and is continuing, thirteen percent (13.00%), all of which must be paid in cash, or (ii) otherwise, at Borrower’s election pursuant to Section 2.3(a), (a) twelve percent (12.00%), up to seven percent (7.00%) of which may be PIK Interest or (b) thirteen percent (13.00%), all of which may be PIK Interest.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“BARDA” means the Biomedical Advanced Research and Development Authority.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Stability Act.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, and (d) any money market or similar funds that exclusively holds any of the foregoing.

“Change of Control” means: (a) any Person or “group” (within the meaning of Rules13d-3 and 13d-5 under the Exchange Act) shall have acquired (i) beneficial ownership of forty nine percent (49.0%) or more on a fully diluted basis of the voting equity interests of Borrower in the aggregate, or (ii) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; or (b) other than as expressly permitted under this Agreement, Borrower shall cease to beneficially own and control, directly or indirectly, one hundred percent (100%), on a fully diluted basis, of the economic and voting interest in the equity interests of each of its wholly-owned Subsidiaries.

“CMO” means a contract manufacturing organization.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of each Loan Party described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, Liquidity Account or Commodity Account, or any other bank account maintained by any Loan Party or any Subsidiary at any time.

“Collateral Agent” is KLIM, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.

“Consolidated Revenue” means revenue (determined in accordance with GAAP) of Borrower and its Subsidiaries on a consolidated basis, excluding any revenue arising from BARDA.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among (a) the depository institution at which any Loan Party or any of its Subsidiaries maintains a Deposit Account or the Liquidity Account or the securities intermediary or commodity intermediary at which any Loan Party or any of its Subsidiaries maintains a Securities Account or a Commodity Account, (b) such Loan Party or such Subsidiary, as applicable, and (c) Collateral Agent, pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“CRO” means a contract research organization.

“Cured Revenue Target Violation” means, with respect to any specific Revenue Target Violation, Borrower has achieved the Revenue Target as of the Measurement Date immediately following such Revenue Target Violation.

“Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means, in relation to any Person, any Subsidiary of that Person that is not a Foreign Subsidiary.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00), and in each case of clauses (i) through (iv), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar Taxes; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) Borrower or any of Borrower’s Affiliates or Subsidiaries or (2) so long as no Event of Default has occurred and is continuing, a competitor of Borrower or a vulture fund. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party, (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of any Loan Party or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.

“Existing Indebtedness” is the indebtedness of Borrower pursuant to that certain Loan and Security Agreement, dated April 12, 2018, entered into by and among Borrower, the several banks and other financial institutions or entities from time to time parties thereto, and Hercules, as administrative agent and collateral agent, as amended.

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code.

“FDA” means the U.S. Food and Drug Administration or any successor thereto or any other comparable Governmental Authority.

“Foreign Subsidiary” means, in relation to any Person, any Subsidiary of that Person that is organized under the laws of a jurisdiction other than the United States of America or any of the States or the District of Columbia.

“Funding Date” is any Business Day on which the Lenders have already made or in the future make a Term Loan to or on account of Borrower.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Loan Parties and their Subsidiaries are liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Loan Parties or their respective Subsidiaries otherwise assures a creditor against loss.

“Hercules” means Hercules Capital, Inc.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit (excluding trade credit entered into in the ordinary course of business), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption earlier than the 91st day after clause (i) of the definition “Maturity Date” other than at the sole option of such Person, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or material pension plan or multiemployer plan liabilities of such Person, (j) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business or approved by the board of directors of Borrower and (k) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States of America Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” means all of each Loan Party’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a)       its Copyrights, Trademarks and Patents;

(b)       any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know how, operating manuals;

(c)       any and all source code, or pseudo-code, firmware, object code and/or any machine executable version thereof;

(d)       any and all design rights which may be available to such Loan Party;

(e)       any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)       all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date between the Loan Parties and Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is Robert Spignesi, who is the Chief Executive Officer of Borrower as of the Effective Date.

“Knowledge” means to the “best of” the applicable Loan Party’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are (a) all reasonable and documented out-of-pocket fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses, as well as audit fees, appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, (b) all out-of-pocket fees and expenses (including attorneys’ fees and expenses, as well as audit fees, appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with enforcing or defending the Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrants, each Control Agreement, the Intellectual Property Security Agreement, the Perfection Certificates, each Compliance Certificate, each Loan Payment Request Form, any Guaranties, any subordination agreements, any intercreditor agreement entered into by Collateral Agent with respect to Permitted Senior Debt, any note, or notes or guaranties executed by any Loan Party or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by any Loan Party or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, modified or otherwise supplemented.

“Loan Party” means, individually, Borrower and each Guarantor and “Loan Parties” means, collectively, Borrower and each Guarantor.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.

“Material Adverse Change” is (a) a material adverse change in the business, operations or financial condition of each Loan Party and its Subsidiaries, when taken as a whole; or (b) a material adverse impairment of (i) the ability of the Loan Parties, when taken as a whole, to repay the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral.

“Material Agreement” is any license, agreement or other contractual arrangement of any Loan Party or any of its Subsidiaries requiring a payment or provision of goods or services by any party thereto or otherwise with a value of more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate over the term thereof.

“Maturity Date” is, for each Term Loan, the earlier of (i) May 14, 2025 and (ii) the twenty-fourth (24th) Amortization Payment Date following the occurrence of any Revenue Target Violation that is not a Cured Revenue Target Violation.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Term Loans.

“Obligations” are all of each Loan Party’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, the Facility Fee, and any other amounts such Loan Party owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or the other Loan Documents (other than the Warrants), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of any Loan Party assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents (other than the Warrants), and the performance of such Loan Party’s duties under the Loan Documents (other than the Warrants).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Payment Date” is the first (1st) calendar day of each fiscal quarter, commencing on July 1, 2020.

“Permitted Acquisition” means any acquisition (including by way of merger or in-licensing arrangement) by any Loan Party of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:

(a)       the aggregate purchase price of all such acquisitions in the aggregate does not exceed Twenty Five Million Dollars ($25,000,000.00) (excluding any such acquisitions to the extent the purchase price is funded exclusively from the net proceeds of a substantially concurrent issuance of (i) equity interests that do not constitute Indebtedness or (ii) convertible debt securities that constitute Subordinated Debt and, in each case, are issued specifically for the purpose of funding such Permitted Acquisitions);

(b)       such acquisition is of a business or Person engaged in the same line of business as Borrower or its Subsidiaries;

(c)       if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and Borrower shall comply, or cause such Subsidiary to comply, with Section 6.10 hereof or (ii) such Person shall be merged with and into such Loan Party (with such Loan Party being the surviving entity);

(d)       if such acquisition is structured as an acquisition of assets, such assets shall be acquired by such Loan Party, and shall be free and clear of Liens other than Permitted Liens;

(e)       both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing;

(f)        Borrower has provided Collateral Agent with any term sheet or letter of intent for any such transaction together with all documents to be entered into in connection therewith and all exhibits and schedules thereto, and financial statements of the Person or assets that are the subject of such transaction, together with pro forma combined financial statements, and any other information reasonably requested by Collateral Agent in connection with such acquisition; and

(g)       Borrower has delivered to Collateral Agent and each Lender a certificate, certified by a Responsible Officer of Borrower, that such transaction is not expected to materially and adversely affect the Loan Parties’ ability to repay the Obligations when due, Collateral Agent’s security interest in the Collateral or Collateral Agent’s rights and remedies pursuant to the Loan Documents or pursuant to applicable law, in each case, as reasonably determined in good faith by Borrower.

“Permitted Indebtedness” is:

(a)       The Loan Parties’ Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;

(b)       Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;

(c)       Subordinated Debt;

(d)       Permitted Senior Debt; provided, that, (x) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after the incurrence of such Indebtedness and (y) not later than concurrently with Borrower or any Subsidiary entering into any Permitted Senior Debt Document, the Collateral Agent (at the direction of the Required Lenders), the Loan Parties and the Permitted Senior Debt Holder shall have entered into an intercreditor agreement reasonably satisfactory to the Required Lenders pursuant to which (A) the Permitted Senior Debt Holder shall be granted a first priority security interest only in the cash (other than cash on deposit in the Liquidity Account), accounts receivable, deposit accounts (other than the Liquidity Account), and inventory and ancillary rights required for the exercise of remedies with respect to the foregoing of Borrower and proceeds thereof (collectively, the “Permitted Senior Debt Priority Collateral”), (B) the Collateral Agent, on behalf of the Lenders, shall maintain its security interest as a second priority security interest in the Permitted Senior Debt Priority Collateral, (C) the Collateral Agent, on behalf of the Lenders, shall maintain its first priority security interest in all Collateral of the Loan Parties other than the Permitted Senior Debt Priority Collateral and (D) the Permitted Senior Debt Holder shall not be granted a security interest in any property of the Loan Parties other than the Permitted Senior Debt Priority Collateral;

(e)       unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)        Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets or software of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed One Million Dollars ($1,000,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the cost of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made) plus any reasonable premiums charged;

(g)       Indebtedness to the extent the corresponding Investment is permitted under clause (j) of the definition of “Permitted Investments”;

(h)       Guaranties of Permitted Indebtedness incurred in the ordinary course of business;

(i)        Indebtedness that constitutes a Permitted Investment;

(j)        reimbursement obligations in connection with letters of credit that are secured by cash and issued on behalf of a Loan Party, not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time outstanding;

(k)       advances or deposits received in the ordinary course of business from vendors;

(l)        advances or deposits received in the ordinary course of business from customers;

(m)      Indebtedness incurred in the ordinary course of business with corporate credit cards not to exceed Five Million Dollars ($5,000,000.00) in the aggregate at any time outstanding;

(n)       Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services and Indebtedness arising in connection with automated clearing house transfer of funds or the use of other payment processing services, in each case incurred in the ordinary course of business;

(o)       Indebtedness consisting of financing of insurance premiums incurred in the ordinary course of business not to exceed at any time the amount of such insurance premiums;

(p)       Indebtedness with respect to performance bonds, appeal bonds and other similar obligations not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate;

(q)       Hedging Obligations incurred in the ordinary course of business provided such Indebtedness (i) is not for speculative purposes and (ii) does not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate;

(r)        Indebtedness consisting of a loan under the Paycheck Protection Program of the CARES Act;

(s)       Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Loan Parties’ business;

(t)        other unsecured Indebtedness not to exceed Five Hundred Thousand Dollars ($500,000.00) in aggregate principal amount at any time outstanding; and

(u)       extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clause (b), provided that the principal amount thereof is not increased (other than by the amount of capitalized interest or fees thereunder) or the terms thereof are not modified to impose materially more burdensome terms upon the applicable Loan Party, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)       Investments disclosed on the Perfection Certificate and existing on the Effective Date;

(b)       Investments consisting of cash and Cash Equivalents;

(c)       Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Loan Parties’ business;

(d)       Investments consisting of Collateral Accounts in which Collateral Agent has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties, except as permitted in Section 6.6 hereof;

(e)       Investments in connection with Transfers permitted by Section 7.1 and Investments permitted by Section 7.3;

(f)        Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year;

(g)       Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements, as approved by Borrower’s board of directors and not to exceed Five Million Dollars ($5,000,000.00) in the aggregate.

(h)       Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)        Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of any Loan Party in any Subsidiary;

(j)        Investments in Foreign Subsidiaries other than RMB Europe up to Two Hundred Fifty Thousand Dollars ($250,000.00) per year in the aggregate (provided that such amount shall increase annually by an incremental Two Hundred Fifty Thousand Dollars ($250,000.00) each year following the fiscal year ended December 31, 2020 (e.g. for the fiscal year ending December 31, 2021, such amount shall be Five Hundred Thousand Dollars ($500,000.00) per year in the aggregate), up to a maximum of One Million Five Hundred Thousand ($1,500,000.00) per year in the aggregate);

(k)       Investments in RMB Europe by Borrower to fund ordinary course operating expenses required to be paid in the thirty (30) day period following the date of such Investment in an amount not to exceed Four Million Dollars ($4,000,000.00) per year in the aggregate;

(l)        Investments (x) by any Loan Party in or to another Loan Party and (y) by non-Loan Party Subsidiaries in or to a Loan Party or non-Loan Party;

(m)      non-cash Investments in joint ventures or strategic alliances in the ordinary course of the Loan Parties’ business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) per year in the aggregate;

(n)       Permitted Acquisitions;

(o)       the extension of trade credit in the ordinary course of business by a Loan Party or Subsidiary; and

(p)       other Investments not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property, (C) exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business (including in connection with agreements with CMOs or CROs), provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms-length transaction in the ordinary course of business, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property, but that (ii) may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States of America, (D) in-licenses of Intellectual Property of other Persons and (E) exclusive licenses for the use of the Intellectual Property of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business to the extent such licenses are included in distribution agreements entered into by Loan Parties in the ordinary course of business; provided, that, with respect to each such license described in this clause (E), such license is terminable by the applicable Loan Party upon a change in control of such Loan Party.

“Permitted Liens” are:

(a)       Liens existing and disclosed on the Perfection Certificate on the Effective Date;

(b)       Liens securing Indebtedness permitted under clause (f) of the definition of “Permitted Indebtedness,” provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within one hundred twenty (120) days after, the acquisition, lease, repair, improvement or construction of such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of any Loan Party other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness (and other property permitted to be financed hereunder by the same vendor as cross-collateral);

(c)       Liens arising under this Agreement and the other Loan Documents;

(d)       Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the Loan Parties maintain adequate reserves (unless the amount is not material with respect to its financial condition) on Borrower’s Books;

(e)       Liens of carriers, landlords, warehousemen, suppliers, mechanics or other Persons that are possessory in nature, and other similar Liens imposed by law, arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)        Liens to secure (i) payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in the preceding clause (i);

(g)       Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (b), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(h)       leases or subleases of real property granted in the ordinary course of the Loan Parties’ or any Subsidiaries’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Loan Parties’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a first-priority security interest therein;

(i)        banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with any Loan Party’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;

(j)        Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(k)       Permitted Licenses;

(l)        Security deposits under real property leases that are made in the ordinary course of business;

(m)      easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and other minor title imperfections with respect to real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;

(n)       good faith deposits required in connection with a Permitted Acquisition;

(o)       to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any Permitted Acquisition;

(p)       Liens on cash collateral securing reimbursement obligations of the applicable Person under letters of credit to the extent permitted pursuant to clause (j) of the definition of Permitted Indebtedness;

(q)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)        deposits as security for contested taxes or contested import or customs duties in an aggregate amount not to exceed One Million Dollars ($1,000,000.00);

(s)       Liens of Permitted Senior Debt Holders encumbering solely the Permitted Senior Debt Priority Collateral securing only the Permitted Senior Debt;

(t)        Liens incurred in the ordinary course of business on cash collateral securing Indebtedness permitted to be incurred pursuant to clause (m) of the definition of Permitted Indebtedness in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00);

(u)       Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described above, provided such extension, renewal or refinancing is permitted by the terms of this Agreement and any extension, renewal or replacement Lien is limited to the property encumbered by the existing Lien and the principal amount of the indebtedness does not increase; and

(v)       other Liens securing obligations (other than Indebtedness for borrowed money) in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00).

“Permitted Senior Debt” means senior secured Indebtedness of Borrower in the form of a revolving credit facility in a maximum principal amount not to exceed $5,000,000.00 (or, in the event Borrower draws the full amount of the Term B Loan, $10,000,000.00 in the aggregate) at any one time outstanding incurred under the Permitted Senior Debt Documents which satisfies the following requirements: (a) Borrower shall have delivered to the Collateral Agent and the Lenders all material Permitted Senior Debt Documents concurrently with its entry into such Permitted Senior Debt Documents, certified by a Responsible Officer of Borrower, (b) no Subsidiary of Borrower shall Guaranty, or provide a Lien with respect to, such Indebtedness if such Subsidiary does not provide a Guaranty of the Obligations (and provide a Lien in support thereof) in accordance with the terms of the Loan Documents and (c) such Indebtedness, if secured, shall be secured solely by the Loan Parties’ Permitted Senior Debt Priority Collateral.

“Permitted Senior Debt Documents” means each agreement, instrument and document entered into by Borrower or any Subsidiary in connection with the Permitted Senior Debt (and, in the case of such agreements, instruments and documents that are material, in each case in form and substance reasonably satisfactory to the Collateral Agent), as the same may be amended, modified, extended, restated, replaced or supplemented from time to time subject to the terms and provisions of an intercreditor agreement in form and substance acceptable to Collateral Agent in its reasonable discretion in connection therewith; provided that if such documents contain any representations, warranties, covenants or events of default that are more burdensome on the Loan Parties than those contained in the Loan Documents (other than such terms that are specific to an asset based lending facility) then the Loan Parties shall offer to amend the Loan Documents to make the provisions of the Loan Documents consistent with such representations, warranties, covenants or events of default.

“Permitted Senior Debt Holder” means any holder of Permitted Senior Debt or any agent thereof.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Interest” means interest payable in-kind by adding an amount equal to the applicable percentage of the Applicable Rate of the outstanding principal amount to the then outstanding principal balance of the applicable Term Loan on a quarterly basis on each Payment Date so as to increase the outstanding principal balance of such Term Loan.

“Prepayment Premium” is, with respect to any Term Loan subject to prepayment, refinancing, substitution or replacement prior to the Maturity Date, whether by mandatory or voluntary prepayment (for the avoidance of doubt other than any payment made pursuant to Section 2.2(b)(ii)), acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), an additional fee payable to the Lenders in amount equal to:

(i)        for a prepayment, refinancing, substitution or replacement made after the Effective Date through the date on or prior to the first anniversary of the Effective Date, eight percent (8.00%) of the principal amount of such Term Loan prepaid;

(ii)       for a prepayment, refinancing, substitution or replacement made after the date which is after the first anniversary of the Effective Date through the date on or prior to the second anniversary of the Effective Date, seven percent (7.00%) of the principal amount of such Term Loan prepaid;

(iii)      for a prepayment, refinancing, substitution or replacement made after the date which is after the second anniversary of the Effective Date through the date on or prior to the third anniversary of the Effective Date, five percent (5.00%) of the principal amount of such Term Loan prepaid;

(iv)      for a prepayment, refinancing, substitution or replacement made after the date which is after the third anniversary of the Effective Date through the date on or prior to the fourth anniversary of the Effective Date, three percent (3.00%) of the principal amount of such Term Loan prepaid; and

(v)       for a prepayment, refinancing, substitution or replacement made after the date which is after the fourth anniversary of the Effective Date and prior to the Maturity Date, zero percent (0.00%) of the outstanding Term Loans.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the United States Food and Drug Administration or similar state authorities.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) Lenders holding at least a majority of the aggregate outstanding principal balance of the Term Loan and (ii) KLIM.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of any Loan Party acting alone.

“Revenue Target” means (a) Consolidated Revenue of at least the lesser of (i) Fifty Million Dollars ($50,000,000.00) (or, in the event Borrower draws the full amount of the Term B Loan, Sixty Million Dollars ($60,000,000.00)) and (ii) the applicable Specified Target set forth in the table below, in each case, as determined on a trailing twelve (12) month basis and (b) consolidated consumables and service revenue of at least one hundred percent (100.00%) of the year-over-year historical consolidated consumables and service revenue as set forth in Borrower’s consolidated financial statements delivered pursuant to Section 6.2(a)(iii)-6.2(a)(iv) for the corresponding two consecutive fiscal quarters of the immediately preceding fiscal year, in each case of (a) and (b), measured as of the last calendar day of each fiscal quarter beginning with the fiscal quarter ending on March 31, 2021 (each such date, a “Measurement Date”):

Date	Specified Target
March 31, 2021	$15,146,243
June 30, 2021	$17,182,085
September 30, 2021	$19,827,639
December 31, 2021	$23,229,125
March 31, 2022	$26,084,083
June 30, 2022	$29,053,157
September 30, 2022	$32,523,822
December 31, 2022	$36,828,578
March 31, 2023	$47,543,710
June 30, 2023	$52,407,154
September 30, 2023	$57,254,567
December 31, 2023	$63.533.357
March 31, 2024	$70,142,462
June 30, 2024	$76,792,211
September 30, 2024	$83,692,214
December 31, 2024	$90,640,300
March 31, 2025 and thereafter	$98,159,871

“Revenue Target Violation” means each instance in which the Loan Parties fail to achieve the applicable Revenue Target with respect to any Measurement Date.

“RMB Europe” means Rapid Micro Biosystems Europe GmbH, a limited liability company organized under the laws of Germany.

“Second Draw Condition” means Borrower has received, on a cumulative basis, at least either (a) twenty-eight (28) System Orders during the period from January 1, 2020 to June 30, 2021 or (b) thirty-two (32) System Orders during the period from July 1, 2021 to November 14, 2021, in each case, measured on a trailing 12-month basis beginning no earlier than January 1, 2020.

“Second Draw Period” is the period commencing on the date Borrower satisfies the Second Draw Condition and ending on November 14, 2021; for the avoidance of doubt, if the Second Draw Condition is not satisfied prior to November 14, 2021, then the Second Draw Period will never be effective.

“Secured Parties” means the Collateral Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Subordinated Debt” is indebtedness incurred by any Loan Party or any of its Subsidiaries contractually subordinated to all Indebtedness of such Loan Party and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, any Loan Party, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Required Lenders in their reasonable discretion.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.

“System Orders” means customer orders that have not been canceled or revoked for Borrower’s Growth Direct system measured in a manner consistent with Exhibit H.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Term A Loans, Term B Loans and Term C Loans.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Terminating Collateral Account” means each Collateral Account set forth on Schedule 1.2 hereto.

“Third Draw Condition” means Borrower has received, on a cumulative basis, at least any of (a) forty-seven (47) System Orders during the period from January 1, 2020 to September 30, 2021, (b) fifty-one (51) System Orders during the period from October 1, 2021 to December 31, 2021, or (c) fifty-four (54) System Orders during the period from January 1, 2022 to May 14, 2022, in each case, measured on a trailing 18-month basis beginning no earlier than January 1, 2020.

“Third Draw Period” is the period commencing on the date Borrower satisfies the Third Draw Condition and ending on May 14, 2022; for the avoidance of doubt, if the Third Draw Condition is not satisfied prior to May 14, 2022, then the Third Draw Period will never be effective.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of each Loan Party and each of its Subsidiaries connected with and symbolized by such trademarks.

“Tranche A Warrants” means Warrants with an aggregate warrant coverage equal to One Million Three Hundred Seventy Five Thousand Dollars ($1,375,000.00) to be issued on the Effective Date with respect to the aggregate commitment amount for the Term A Loan.

“Tranche B Warrants” means Warrants with an aggregate warrant coverage equal to One Million One Hundred Thousand Dollars ($1,100,000.00) to be issued on the Funding Date of the Term B Loan with respect to the aggregate commitment amount for the Term B Loan.

“Tranche C Warrants” means Warrants with an aggregate warrant coverage equal to Eight Hundred Twenty Five Thousand Dollars ($825,000.00) to be issued on the Funding Date of the Term C Loan with respect to the aggregate commitment amount for the Term C Loan.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications but may include any going concern limitations.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Warrants” means warrants issued by Borrower in favor of each Lender in number, form and content acceptable to each Lender.

2.             LOANS AND TERMS OF PAYMENT

2.1           Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2           Term Loans.

(a)            Availability. (i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Twenty Five Million Dollars ($25,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re-borrowed.

(ii)        Subject to the terms and conditions of this Agreement, including satisfaction of the Second Draw Conditions, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower, upon Borrower’s request, in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re-borrowed.

(iii)       Subject to the terms and conditions of this Agreement, including satisfaction of the Third Draw Conditions, the Lenders agree, severally and not jointly, during the Third Draw Period, to make term loans to Borrower, upon Borrower’s request, in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000.00) according to each Lender’s Term C Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”). After repayment, no Term C Loan may be re-borrowed.

(b)            Repayment. Borrower shall make quarterly payments (i) of interest to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loan, as determined in Section 2.3(a), commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive quarter thereafter, and (ii) commencing on each Amortization Payment Date thereafter (if any), until the Revenue Target Violation giving rise to such Amortization Payment Date has become a Cured Revenue Target Violation (but, for the avoidance of doubt, commencing again on any subsequent Amortization Payment Date), of principal in an amount equal to the Amortization Payment Amount. All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

(c)            Mandatory Prepayments. If (i) a Change of Control occurs or (ii) the Term Loans are accelerated in accordance with Section 9 (including upon automatic acceleration as a result of bankruptcy), Borrower shall immediately pay to Lenders in cash, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, plus (ii) the Prepayment Premium, plus (iii) any other fees payable under this Agreement by reason of such prepayment, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and any accrued interest (including without limitation any interest accrued at the Default Rate). Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under this Agreement by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans, Borrower shall pay any such fees to each Lender in accordance with the terms of this Agreement. For the avoidance of doubt, the Prepayment Premium shall not apply to any payments made pursuant to Section 2.2(b)(ii) resulting from the occurrence of any Revenue Target Violation. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.

(d)            Permitted Prepayment of Term Loans. Borrower shall have the option to make a voluntary prepayment, in whole or in part, of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment; (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in cash in accordance with its respective Pro Rata Share, an amount that is equal to the sum of (A) the outstanding principal of the Term Loans Borrower selects to be prepaid plus accrued and unpaid interest thereon through the prepayment date, (B) the Prepayment Premium relating to the prepaid outstanding principal, (C) any other fees payable under this Agreement by reason of such prepayment plus (D) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts; and (iii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $5,000,000.00 and an integral multiple of $1,000,000.00. Prepayments of the Term Loan shall be applied to the Term Loan in inverse order of maturity.

2.3            Payment of Interest on the Term Loans.

(a)            Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a fixed per annum rate equal to the Applicable Rate, which interest shall be payable quarterly in arrears in accordance with Sections 2.2(b) and 2.3(e). Borrower may make an election under clause (ii) of the Applicable Rate by delivering irrevocable written notice of such election to Collateral Agent no later than 2:00 p.m. on the day which is three (3) Business Days prior to the first Business Day of each fiscal quarter. In order to elect to pay PIK Interest, Borrower must deliver to Lenders at least three (3) Business Days prior to the applicable Payment Date, a certificate that is executed by an authorized officer of Borrower (i) indicating its choice to pay such interest in-kind, (ii) certifying that the conditions for such in-kind payment have been satisfied and (iii) stating the amount of interest that is being paid in-kind. All PIK Interest shall be payable when the principal amount of the Term Loans are payable in accordance with Sections 2.2(b) and 2.3(e) and on which principal amount interest shall be owed pursuant to this Section 2.3(a). Notwithstanding anything to the contrary herein, Borrower shall not be permitted to pay any PIK Interest if, at the time of Borrower’s election to pay PIK Interest (i) an Event of Default has occurred and is continuing and (ii) any Revenue Target Violation has occurred and is continuing. Interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan up to but not including the day on which such Term Loan is paid in full.

(b)            Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the lesser of (i) the rate that is otherwise applicable thereto plus four percent (4.0%) and (ii) the Maximum Legal Rate (the “Default Rate”), unless the Lenders otherwise elect. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.

(c)            360 Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d)            [Reserved].

(e)            Payments. Except as otherwise expressly provided herein, all payments by any Loan Party under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable quarterly on the Payment Date and the Amortization Payment Date, as applicable, of each fiscal quarter. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by any Loan Party hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

2.4            Fees. The Loan Parties shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a)            Facility Fee. A fully-earned, non-refundable facility fee based on the total Term Loan Commitments (both funded and unfunded) in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Facility Fee”), which shall be due on the Effective Date, to be shared between the Lenders in accordance with their respective Pro Rata Shares.

(b)            Prepayment Premium. The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares.

(c)            Lenders’ Expenses. All Lenders’ Expenses and all out of pocket expenses incurred by the Collateral Agent in connection with the documentation and negotiation of this Agreement and the other Loan Documents through and after the Effective Date, when due.

(d)            Fees Generally. Each Loan Party expressly agrees (to the fullest extent that each may lawfully do so) that: (i) each of the fees set forth in this Section 2.4 (including the Prepayment Premium and the Facility Fee) is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) each of the fees set forth in this Section 2.4 (including the Prepayment Premium and the Facility Fee) shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Collateral Agent, Lenders and each Loan Party giving specific consideration in this transaction for such agreement to pay each of the fees set forth in this Section 2.4 (including the Prepayment Premium and the Facility Fee) and (iv) each Loan Party shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that its agreement to pay each of the fees set forth in this Section 2.4 (including the Prepayment Premium and the Facility Fee) to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.

2.5           Withholding; Increased Costs. Each Loan Party, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.

3.              CONDITIONS OF LOANS

3.1           Conditions Precedent to Term A Loan. Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)            original Loan Documents, each duly executed by each Loan Party;

(b)            a completed Perfection Certificate for each Loan Party and each of its Subsidiaries;

(c)            [reserved];

(d)            Intellectual Property Security Agreement;

(e)            the Operating Documents and good standing certificates of each Loan Party certified by the Secretary of State (or equivalent agency) of each Loan Party’s jurisdiction of organization or formation and each jurisdiction in which each Loan Party is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(f)             a certificate of each Loan Party executed by the Secretary of each Loan Party with appropriate insertions and attachments, including with respect to (i) the certified Operating Documents of each Loan Party and (ii) the resolutions adopted by each Loan Party’s board of directors (or similar governing body) for the purpose of approving the transactions contemplated by the Loan Documents;

(g)            certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

(h)            a duly executed legal opinion of counsel to the Loan Parties dated as of the Effective Date in form and substance satisfactory to Collateral Agent and the Lenders;

(i)             [reserved];

(j)             a copy of any applicable Investors Rights Agreement and any amendments thereto, joinders, etc.;

(k)            [reserved];

(l)             [reserved];

(m)           Borrower’s consolidated financial projections for each fiscal quarter for the year ending December 31, 2020 developed by the Loan Parties in good faith and as approved by Borrower’s board of directors, in form and substance reasonably acceptable to Collateral Agent (the “2020 Budget”);

(n)            payment of the Facility Fee and Lenders’ Expenses then due as specified in Section 2.4 hereof;

(o)            appropriate financing statements to be filed to perfect the Collateral Agent’s Liens in and to the Collateral;

(p)            evidence satisfactory to the Collateral Agent that any Indebtedness owing to Hercules has been or will simultaneously be paid in full and terminated in full and that any Liens in connection therewith have been or will simultaneously be released in full and terminated; and

(q)            duly executed original Tranche A Warrants, in number, form and content acceptable to each Lender, and in favor of each Lender according to its Commitment Percentage.

3.2            Conditions Precedent to all Term Loans. The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:

(a)            receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;

(b)            the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan and those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date (except, in each case, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(c)            no Default or Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;

(d)            in such Lender’s reasonable discretion, there has not been any Material Adverse Change;

(e)            a completed Perfection Certificate for each Loan Party and each of its Subsidiaries effective as of the Funding Date of each Term Loan;

(f)             with respect to any Term B Loan, Collateral Agent shall have received (i) evidence reasonably satisfactory to Collateral Agent that the Second Draw Conditions have been satisfied in full and (ii) duly executed original Tranche B Warrants in the form of Exhibit G, and in favor of each Lender according to its Commitment Percentage;

(g)            with respect to any Term C Loan, Collateral Agent shall have received (i) evidence reasonably satisfactory to Collateral Agent that the Third Draw Conditions have been satisfied in full and (ii) duly executed original Tranche C Warrants in the form of Exhibit G, and in favor of each Lender according to its Commitment Percentage;

(h)            payment of Lenders’ Expenses then due as specified in Section 2.4 hereof; and

(i)             such other agreements, instruments, approvals or other documents reasonably requested by Collateral Agent to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document.

3.3           Covenant to Deliver. Each Loan Party agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Each Loan Party expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of any Loan Party’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4           Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee.

3.5           Post-Closing Obligations.

(a)            Notwithstanding any provision herein or in any other Loan Document to the contrary, within thirty (30) days after the Effective Date (or such later date as Collateral Agent may agree), deliver to Collateral Agent evidence reasonably satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties;

(b)            Notwithstanding any provision herein or in any other Loan Document to the contrary, within thirty (30) days after the Effective Date, Borrower shall, and shall cause each Loan Party to, enter into duly executed Control Agreements, in form and substance reasonably satisfactory to the Collateral Agent, with respect to each Collateral Account maintained by each Loan Party (other than the Terminating Collateral Accounts to the extent set forth in clause (c) below); and

(c)            Notwithstanding any provision herein or in any other Loan Document to the contrary, (i) Borrower shall, and shall cause each Loan Party to, by June 30, 2020, either (1) deliver evidence, in form and substance reasonably satisfactory to the Collateral Agent, that each Terminating Collateral Account has been closed or (2) enter into duly executed Control Agreements, in form and substance reasonably satisfactory to the Collateral Agent, with respect to each Terminating Collateral Account maintained by each Loan Party, and (ii) Borrower shall not permit the aggregate balance of all Terminating Collateral Accounts to exceed Six Hundred Thousand Dollars ($600,000.00).

(d)            Notwithstanding any provision herein or in any other Loan Document to the contrary, within ninety (90) days after the Effective Date, Borrower shall use commercially reasonable efforts to deliver a fully executed landlord waiver with respect to the chief executive office of Borrower as disclosed in the Perfection Certificate dated as of the date hereof, in form and substance reasonably satisfactory to Collateral Agent.

(e)            Notwithstanding any provision herein or in any other Loan Document to the contrary, within thirty (30) days after the Effective Date, Borrower shall have delivered to Collateral Agent reasonably satisfactory evidence that each state tax lien listed in Section 8 of the Perfection Certificate dated as of the date hereof has been paid in full and released.

4.              CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest. Each Loan Party hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof. If any Loan Party shall acquire any commercial tort claim (as defined in the Code) in an amount greater than One Hundred Thousand Dollars ($100,000.00), such Loan Party shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of the Loan Parties, release its Liens in the Collateral (and execute and deliver any documents or instruments reasonably requested by the Loan Parties in connection therewith, at the sole cost and expense of the Loan Parties) and all rights therein shall revert to the Loan Parties.

4.2           Authorization to File Financing Statements. Each Loan Party hereby authorizes Collateral Agent to file financing statements (including filing financing statements describing the collateral as “all assets” or words of similar effect) or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to such Loan Party, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.

5.              REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Collateral Agent and the Lenders as follows:

5.1           Due Organization, Authorization: Power and Authority. Each Loan Party and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its respective jurisdiction of organization or formation and such Loan Party and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, each Loan Party and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date, the form of which is attached hereto as Exhibit F (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). For the avoidance of doubt, Collateral Agent and Lenders agree that Borrower may from time to time update certain information in the Perfection Certificates after the Effective Date to the extent permitted by one or more specific provisions in this Agreement. Each Loan Party represents and warrants that as of the Effective Date and on each date that the Perfection Certificate is required to be updated all the information set forth on the Perfection Certificates is accurate and complete.

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of such Loan Party’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any Material Agreement by which such Loan Party or any of their respective properties, is bound. No Loan Party is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2           Collateral.

(a)            Each Loan Party has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and no Loan Party has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which such Loan Party has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.

(b)            The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens.

(c)            On the Effective Date, and except as disclosed on the Perfection Certificate on the date such Perfection Certificate is required to be delivered hereunder (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral.

(d)            All Inventory and Equipment is of good and marketable quality, free from material defects.

(e)            Each Loan Party is the sole (or joint with another Loan Party) owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and Permitted Licenses. Except as disclosed on the Perfection Certificate on the date such Perfection Certificate is required to be delivered hereunder, no Loan Party is a party to, nor is bound by, any Material Agreement. No Patents, registered Trademarks or registered Copyrights, in each case that are material to Borrower’s business, is owned by a Subsidiary. Each of the Copyrights, Trademarks and Patents is valid and enforceable and no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part. The Perfection Certificate provides a correct and complete list of each of Loan Party’s Patents, registered Trademarks, registered Copyrights, and material agreements under which the Loan Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses) or licenses of Intellectual Property to third parties (other than general licenses to use a Loan Party’s software in connection with the use of its products). To each Loan Party’s knowledge, no party to any of the foregoing contracts, licenses or agreements is in material breach thereof or has failed to perform any material obligations thereunder.

(f)             No Loan Party has used any software or other materials that are subject to an open-source or similar license (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Loan Party or used in any Loan Party products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

(g)            Each Loan Party has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of such Loan Party’s business as currently conducted by such Loan Party.

5.3           Litigation. On the Effective Date, and except as disclosed on the Perfection Certificate on the date such Perfection Certificate is required to be delivered hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against any Loan Party that could reasonably be expected to result in a Material Adverse Change. To the knowledge of each Loan Party, neither the Loan Party’s use of its Intellectual Property nor the production and sale of any Loan Party products infringes the Intellectual Property or other rights of others if such infringement could reasonably be expected to have a Material Adverse Change.

5.4           No Material Adverse Change; Financial Statements. All consolidated financial statements for the Loan Parties and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of the Loan Parties and its consolidated Subsidiaries and the consolidated results of operations of the Loan Parties and its consolidated Subsidiaries as of and for the dates presented. Since December 31, 2019, there has not been a Material Adverse Change.

5.5           Solvency. Each Loan Party is Solvent. Each Loan Party, when taken as a whole, is Solvent.

5.6           Regulatory Compliance. No Loan Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Loan Party has complied in all material respects with the Federal Fair Labor Standards Act. No Loan Party is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Loan Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. No Loan Party’s properties or assets has been used by such Loan Party or, to such Loan Party’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Each Loan Party has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted in all material respects.

No Loan Party, any of its Subsidiaries or any of the Loan Parties’ or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party, any of its Subsidiaries or any of the Loan Parties’ or its Subsidiaries’ Affiliates or any of their respective agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7           Investments. No Loan Party owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.

5.8           Tax Returns and Payments; Pension Contributions. Each Loan Party has timely filed all required income and other material tax returns and reports (or extensions thereof), and each Loan Party has timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by such Loan Party in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000.00), in all jurisdictions in which any such Loan Party is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. Each Loan Party may defer payment of any contested Taxes, provided that such Loan Party, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Collateral Agent of the commencement of, and any material development in, the proceeding; and (c) adequate reserves or other appropriate provisions are maintained on the books of such Loan Party, as applicable, in accordance with GAAP. Except as disclosed on the Perfection Certificate, as of the Effective Date no Loan Party is aware of any claims or adjustments proposed for any of such Loan Party’s prior Tax years which could result in additional Taxes greater than Fifty Thousand Dollars ($50,000.00) becoming due and payable by any Loan Party. Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9           Use of Proceeds. The Loan Parties shall use the proceeds of the Term Loans to repay Existing Indebtedness, as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.10         Full Disclosure. No written representation, warranty or other statement of any Loan Party or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11         No Equity Adjustments. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is, or will be, a party (including, for the avoidance of doubt, each Warrant) will not cause or require any adjustments under Article Fourth, Section B.4 of the Seventh Amended and Restated Certificate of Incorporation of Borrower (or any analogous provision of any future Certificate of Incorporation of Borrower).

6.              AFFIRMATIVE COVENANTS

Each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1           Government Compliance.

(a)            Other than as specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which any Loan Party or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b)            Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by any Loan Party and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

6.2           Financial Statements, Reports, Certificates; Notices.

(a)            Deliver to each Lender:

(i)             as soon as available after approval thereof by each Loan Party’s board of directors (or similar governing body), but no later than the earlier of (x) ten (10) days’ after such approval and (y) sixty (60) days after the end of Borrower’s fiscal year, Borrower’s consolidated annual financial projections for each fiscal quarter of the next fiscal year (if delivered prior to December 31) or of such fiscal year (if delivered in accordance with the preceding clause (y) after December 31), developed by the Loan Parties in good faith and approved by each Loan Party’s board of directors (or similar governing body), in form and substance reasonably acceptable to Collateral Agent (the “Future Budgets” and, together with the 2020 Budget, the “Budget”);

(ii)            as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a copy of the Budget updated to include the actual amounts for such fiscal quarter and any prior fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;

(iii)           as soon as available, but no later than forty-five (45) days after the last day of each of Borrower’s fiscal quarters, a company prepared consolidated and, if prepared by the Loan Parties, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;

(iv)           as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year (or, for the fiscal year ended December 31, 2019, two hundred ten (210) days after December 31, 2019) or, if applicable, within five (5) days of filing of the same with the Securities and Exchange Commission, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements; provided that, if Borrower does not deliver to Lender an Unqualified Opinion on the financial statements or if the certified public accountants opining on such financial statements identify any material weaknesses, Lenders shall have the right to, and Borrower hereby authorizes Lenders to, speak with such certified public accountants regarding such financial statements;

(v)            within five (5) days of delivery, copies of all non-ministerial statements, reports and notices made available to any Loan Party’s security holders or holders of Subordinated Debt (other than materials provided to members of any Loan Party board of directors solely in their capacities as security holder or holders of Subordinated Debt); provided, however, the foregoing may be subject to such redactions as Borrower determines in good faith are reasonably necessary to (1) preserve the confidentiality of highly sensitive information, (2) prevent impairment of the attorney client privilege or (3) prevent conflict of interest with Lenders; provided, further, that in case of (1) and (2) (solely, in the case of clause (2), to the extent such disclosure is otherwise required under this Agreement), each Lender shall receive notice of (A) the existence of such statement, report or notice and (B) the basis for such exclusion;

(vi)           in the event that any Loan Party becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;

(vii)          together with delivery of the next Compliance Certificate, notice and copies of any amendments of or other changes to (i) the capitalization table of any Loan Party or any of its Subsidiaries and (ii) the respective Operating Documents of any Loan Party or any of its Subsidiaries;

(viii)         as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter (or, if Borrower’s unrestricted cash or Cash Equivalents held in Deposit Accounts subject to Control Agreements in favor of the Collateral Agent for the ratable benefit of the Secured Parties total less than Three Million Dollars ($3,000,000.00), no later than thirty (30) days after the last day of each month), a statement of the cash position of the Loan Parties;

(ix)           promptly (and in any event, within five (5) Business Days) after reasonable request therefor, statements of accounts for each Deposit Account showing the daily balance of all unrestricted cash and Cash Equivalents therein;

(x)            prompt delivery of (and in any event within five (5) Business Days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to any Loan Party’s business or that otherwise could reasonably be expected to have a Material Adverse Change;

(xi)           prompt notice (and in any event, within five (5) Business Days) of any event that could (A) reasonably be expected to materially and adversely affect the value of the Intellectual Property (including with respect to the validity, enforceability or ownership status thereof) or (B) could reasonably be expected to result in a Material Adverse Change;

(xii)           written notice delivered at least ten (10) days’ prior to any Loan Party’s creation of a New Subsidiary in accordance with the terms of Section 6.10;

(xiii)          written notice delivered at least ten (10) days’ prior to any Loan Party’s (A) changing its respective jurisdiction of organization, (B) changing its organizational structure or type, (C) changing its respective legal name, or (D) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xiv)          upon any Loan Party becoming aware of the existence of any Default or Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default and such Loan Party’s proposal regarding how to cure such Default or Event of Default;

(xv)          prompt notice if any Loan Party or its Subsidiary has Knowledge that any Loan Party, or any Subsidiary or Affiliate of any Loan Party, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xvi)          notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) in each case in an amount greater than One Hundred Thousand Dollars ($100,000.00) held by any Loan Party and of the general details thereof;

(xvii)        promptly (and in any event, within five (5) Business Days) notify Collateral Agent and each Lender of the occurrence of any default or event of default under (i) the Permitted Senior Debt Documents or (ii) any other document or other agreement to which a Loan Party is a party evidencing Indebtedness in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(xviii)       other information as reasonably requested by Collateral Agent or any Lender; provided, however, the foregoing may be subject to such redactions as Borrower determines in good faith are reasonably necessary to (1) preserve the confidentiality of highly sensitive information, (2) prevent impairment of the attorney client privilege or (3) prevent conflict of interest with Lenders; provided, further, that in each case of (1) and (2) (solely, in the case of clause (2), to the extent such disclosure is otherwise required under this Agreement), each Lender shall receive notice of (A) the existence of such statement, report or notice and (B) the basis for such exclusion; and

(xix)          as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, record assignments of any later acquired Intellectual Property with the relevant United States recording office and provide Lender with sufficient evidence of such recording so as to enable Lender to perfect and maintain a first priority perfected security interest in such later acquired Intellectual Property.

Notwithstanding the foregoing, the financial statements required to be delivered pursuant to clauses (ii)-(iv) above will be deemed to be delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)           Concurrently with the delivery of the financial statements specified in Section 6.2(a)(iii) above but no later than forty-five (45) days after the last day of each fiscal quarter, deliver to each Lender:

(i)             a duly completed Compliance Certificate signed by a Responsible Officer;

(ii)            copies of any material Governmental Approvals obtained by any Loan Party or any of its Subsidiaries; and

(iii)           written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(c)            Concurrently with the delivery of the financial statements specified in Section 6.2(a)(iii) above with respect to the fourth quarter of each fiscal year but no later than forty-five (45) days after the last day of Borrower’s fiscal year, deliver to each Lender an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement;

(d)            Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Each Loan Party shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of such Loan Party, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral; and each Loan Party shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of such Loan Party, Collateral Agent or any Lender, discuss the financial and operational performance and future prospects of the Loan Parties and their Subsidiaries with their officers, directors and independent accountants;

(e)            Deliver to each Lender prompt written notice (and in any event, within five (5) Business Days) of any litigation or governmental proceedings pending or threatened (in writing) against any Loan Party, which could reasonably be expected to result in a Material Adverse Change.

6.3           Inventory; Returns. Keep all Inventory in good and marketable condition, normal wear and tear excepted, free from material defects. Returns and allowances between any Loan Party, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow such Loan Party’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date. Each Loan Party must promptly notify Collateral Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than Seven Hundred Thousand Dollars ($700,000.00) individually or in the aggregate in any calendar year.

6.4           Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file (or obtain timely extensions therefor), all required income and other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by any Loan Party or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.

6.5           Insurance. Keep each Loan Party’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in each Loan Party’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days (ten (10) days for nonpayment of premium) prior written notice before any such policy or policies shall be canceled. At Collateral Agent’s reasonable request, the Loan Parties shall deliver to the Collateral Agent electronic copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy within one hundred eighty (180) days of receipt thereof not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate for all losses under all casualty policies in any one year, toward the replacement promptly or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations, unless such payment could reasonably be expected to result in adverse tax consequences for the Loan Parties. If any Loan Party or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at such Loan Party’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6           Operating Accounts.

(a)           Maintain each Loan Party’s Collateral Accounts at depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts. The provisions of the previous sentence shall not apply to Deposit Accounts (i) maintained outside of the United States of America, provided that the aggregate balance thereof shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) at any time, (ii) used exclusively to maintain deposits subject to a Lien described in clause (p) of the defined term “Permitted Liens”, (iii) that are zero-balance accounts and (iv) exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s, employees, provided that the aggregate balance in such accounts does not exceed the amount to be paid on the following pay period (or such minimum amount as may be required by any Requirement of Law with respect to such accounts), as applicable, and as identified to Collateral Agent by Borrower as such in the Perfection Certificate (collectively, the “Excluded Accounts”); provided, however, that (y) no Deposit Account that constitute Permitted Senior Debt Priority Collateral shall be an Excluded Account hereunder and (z) Borrower shall not permit the aggregate balance of all Excluded Accounts to exceed Five Hundred Thousand Dollars ($500,000.00). In addition, for each Collateral Account (other than Excluded Accounts) that any Loan Party at any time maintains, such Loan Party shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account.

(b)           No Loan Party shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7           Protection of Intellectual Property Rights. Each Loan Party and each of its Subsidiaries shall: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.

6.8           Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, each Loan Party and each of such Loan Party’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to such Loan Party.

6.9           Landlord Waivers; Bailee Waivers. In the event that any Loan Party, after the Effective Date, intends to add any new offices or business locations, including warehouses, but excluding locations involving a CMO or a CRO, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee or warehouseman, then, in the event that the Collateral at any new location or delivered to any bailee or warehouseman is valued (based on book value) in excess of Seven Hundred and Fifty Thousand Dollars ($750,000.00) in the aggregate, the Loan Parties must (i) provide Collateral Agent at least ten (10) days’ written notice and (ii) at Collateral Agent’s election, the Loan Parties shall use commercially reasonable efforts to deliver a bailee waiver or landlord waiver duly executed and delivered by the applicable Loan Party and such bailee or landlord, as applicable, in form and substance reasonably satisfactory to Collateral Agent.

6.10         Creation/Acquisition of Subsidiaries. Borrower shall cause (i) each Domestic Subsidiary of any Loan Party (each, a “New Domestic Subsidiary”) and (ii) each Foreign Subsidiary of any Loan Party that has assets or revenue on a consolidated basis with any of its Subsidiaries in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) in any trailing twelve (12) month period (each, a “New Foreign Subsidiary” and, together with a New Domestic Subsidiary, a “New Subsidiary”) to, in each case within sixty (60) days, (A) become a Guarantor with respect to the Obligations and a Loan Party for all purposes hereunder and under the other Loan Documents, (B) grant and pledge to Collateral Agent for the ratable benefit of the Secured Parties a perfected first-priority security interest in 100% of the total outstanding capital stock or other equity interests of such New Subsidiary (or, 65% of the total outstanding capital stock or other equity interests of such New Subsidiary if such New Subsidiary is a Foreign Subsidiary), and (C) cause such New Subsidiary to grant and pledge to Collateral Agent for the ratable benefit of the Secured Parties a perfected first-priority security interest in all properties, rights and assets described on Exhibit A of such New Subsidiary. On the date upon which the events in the preceding clause (i) occurs, such New Subsidiary shall (a) comply with each condition set forth in Sections 3.1 hereto and (b) make each representation and warranty set forth in Section 5 hereto as of such date (or, if such representation and warranty speaks as of any earlier date, as of such earlier date).

6.11         Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12         Minimum Liquidity. Commencing on July 1, 2020, Borrower shall (i) maintain, at all times, unrestricted cash or Cash Equivalents of at least One Million Five Hundred Thousand Dollars ($1,500,000.00) in a segregated Deposit Account that is (x) subject to a Control Agreement in favor of the Collateral Agent for the ratable benefit of the Secured Parties, (y) subject to a first-priority perfected Lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties (subject only to customary banker’s Liens held by the depository bank at which such Deposit Account is located arising by operation of law, provided that such Liens are in a form that is customary to Liens obtained by depository banks acting in their capacity as a depository bank) and (z) not subject to any Lien of any Person (including the Permitted Senior Debt Holder) other than the Secured Parties (subject only to customary banker’s Liens held by the depository bank at which such Deposit Account is located arising by operation of law, provided that such Liens are in a form that is customary to Liens obtained by depository banks acting in their capacity as a depository bank) (the “Liquidity Account”) and (ii) deliver to the Collateral Agent and each Lender, within ten (10) Business Days of the end of each calendar month, statements of accounts for such Liquidity Account.

7.              NEGATIVE COVENANTS

No Loan Party shall, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1           Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out, surplus, uneconomic or obsolete Equipment; (c) constituting Permitted Liens, Permitted Investments and Permitted Licenses; (d) Transfers among Loan Parties; (e) cash or Cash Equivalents pursuant to transactions not prohibited by this Agreement; (f) Transfers of Intellectual Property that are not material to Borrower’s business; (g) sales or discounting of delinquent accounts for fair market value in the ordinary course of business and consistent with past practice; and (h) other Transfers of assets having a fair market value in the aggregate not to exceed Five Hundred Thousand Dollars ($500,000.00). Notwithstanding the foregoing, no Loan Party shall permit any Subsidiary that is not a Loan Party to (i) own any Patents, registered Trademarks, registered Copyrights or agreements that is material to such Loan Party’s business or (ii) grant any Person other than a Loan Party an irrevocable exclusive license to the Intellectual Property of any Loan Party, in each case other than Permitted Licenses.

7.2           Changes in Business, Management, Ownership, or Business License. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by such Loan Party or such Subsidiary, as applicable, as of the Effective Date or reasonably related, complimentary or incidental thereto; (b) liquidate or dissolve, other than dissolutions (other than of Borrower) pursuant to which the assets of a Loan Party are transferred to a Loan Party; (c) fail to provide ten (10) Business Days’ notice to Agent following the departure of any Key Person; (d) enter into any transaction or series of related transactions in which, except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower, except in a transaction permitted under Section 7.3 below.

7.3           Merger or Acquisitions. Other than Permitted Acquisitions, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), unless Borrower is the surviving legal entity of such transaction and no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4           Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any Subsidiary to do so, except for Permitted Liens and Transfers expressly permitted by Section 7.1, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens and Transfers expressly permitted by Section 7.1), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Loan Party, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Loan Party’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.

7.6           Restricted Payments. (a) So long as no Default or Event of Default exists or would result therefrom, (i) declare or pay any dividends or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) the declaration or payment of dividends to any Loan Party, (ii) the declaration or payment of any dividends solely in the form of equity securities, (iii) conversions of convertible securities permitted to be issued under this Agreement into other securities permitted to be issued under this Agreement pursuant to the terms of such convertible securities or otherwise in exchange thereof; provided that all such securities are Subordinated Debt, (iv) purchases of fractional shares of capital stock arising out of stock dividends, splits or combination or business combinations or in connection with exercises or conversions of options, warrants and other convertible securities in an amount not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate, (v) purchases of shares of capital stock from minority shareholders in an amount not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate, and (vi) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in each fiscal year of Borrower); (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than the Obligations in accordance with the terms hereof and the Permitted Senior Debt, unless such Indebtedness is being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to any Loan Party.

7.7           Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Subordinated Debt, (c) compensation related arrangements (i) in the ordinary course of business or (ii) otherwise approved by Collateral Agent in writing in its reasonable discretion, (d) transactions permitted pursuant to Section 7.3, (e) distributions permitted under Section 7.6, (f) Permitted Investments, (g) equity investments in Borrower to the extent such equity investments do not constitute Indebtedness, and (h) transactions among Loan Parties.

7.9           Payments of Other Indebtedness. (a) Make or permit any payment on any Subordinated Debt, except pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt without Collateral’s Agent’s written consent.

7.10         Compliance. (a) Be required to register as an “investment company” or a company controlled by a company required to register as an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, in each case of clauses (b) and (d), if the applicable violation could reasonably be expected to have a Material Adverse Change; or (e) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to have a Material Adverse Change.

7.11        Compliance with Anti-Terrorism Laws. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. No Loan Party nor any of its Subsidiaries, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate to, shall directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.12        Operating Documents. No Loan Party shall amend, modify or otherwise change any of its Operating Documents in any manner materially adverse to the Secured Parties without the prior written consent of Collateral Agent and the Required Lenders.

8.              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default. Any Loan Party fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof);

8.2           Covenant Default.

(a)           Any Loan Party fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates; Notices), 6.3 (Inventory; Returns) 6.4 (Taxes; Pensions), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries), 6.12 (Minimum Liquidity) or any Loan Party violates any provision in Section 7; or

(b)           Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by such Loan Party, as applicable, be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then such Loan Party shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period);

8.3           Material Adverse Change. A Material Adverse Change has occurred;

8.4           Attachment; Levy; Restraint on Business.

(a)           (i) The service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or any of its Subsidiaries, or of any entity under control of any Loan Party or its Subsidiaries, on deposit with any institution at which any Loan Party or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against any Loan Party or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and

(b)           (i) any material portion of any Loan Party’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Loan Party or any of its Subsidiaries’ from conducting any material part of its business;

8.5           Insolvency. (a) any Loan Party or any of its Subsidiaries is or becomes Insolvent; (b) any Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Loan Party or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Term Loans shall be extended while any Loan Party or any of its Subsidiaries is Insolvent and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements. There is any unwaived default (and such default continues after the applicable grace, cure or notice period) in any agreement to which any Loan Party or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) or that could reasonably be expected to have a Material Adverse Change;

8.7           Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third party insurance as to which (a) any Loan Party reasonably believes such insurance carrier will accept liability, (b) any Loan Party or the applicable Subsidiary as submitted such claim to such insurance carrier (c) liability has not been rejected by such insurance carrier) shall be rendered against any Loan Party or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof; or (d) Borrower or any of its Subsidiaries is enjoined or in any way prevented by court order or pursuant to the terms of any settlement entered into from conducting any material part of its business;

8.8           Misrepresentations. Any Loan Party or any of its Subsidiaries or any Person acting for any Loan Party or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;

8.9           Subordinated Debt. A default or breach occurs under any subordination agreement, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10         Permitted Senior Debt. There occurs an “Event of Default” (or any comparable term) under, and as defined in, any Permitted Senior Debt Document, or a default or breach occurs under any intercreditor agreement entered into by the Collateral Agent with respect thereto;

8.11         Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement in accordance with its terms; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period or (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period;

8.12         Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted or could reasonably be expected to result in a Material Adverse Change; or

8.13         Lien Priority. Except as the result of the action of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any non-immaterial portion of the Collateral that is purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens.

For the avoidance of doubt, no Revenue Target Violation shall constitute a Default or Event of Default.

9.              RIGHTS AND REMEDIES

9.1           Rights and Remedies.

(a)           Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to any Loan Party, (ii) by notice to any Loan Party declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to any Loan Party suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for any Loan Party’s benefit under this Agreement or under any other agreement between any Loan Party and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).

(b)           Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)              foreclose upon and/or sell or otherwise liquidate the Collateral;

(ii)             make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii)            apply to the Obligations any (A) balances and deposits of the Loan Parties that Collateral Agent or any Lender holds or controls (including without limitation amounts held in any Collateral Account), (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of any Loan Party, or (C) amounts received from any Guarantor in accordance with the respective Guaranty delivered by such Guarantor; and/or

(iv)           commence and prosecute an Insolvency Proceeding or consent to any Loan Party commencing any Insolvency Proceeding.

(c)            Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:

(i)              settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing any Loan Party money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii)             make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). The Loan Parties shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Loan Party grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii)            ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty free license or other right to use, without charge, each Loan Party’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, each Loan Party’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(iv)           place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v)            demand and receive possession of Borrower’s Books;

(vi)           appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of any Loan Party or any of its Subsidiaries; and

(vii)           subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence and during the continuance of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2           Power of Attorney. Each Loan Party hereby irrevocably appoints Collateral Agent as its lawful attorney in fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse any Loan Party’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign any Loan Party’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of any Loan Party directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under any Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Each Loan Party hereby appoints Collateral Agent as its lawful attorney in fact to sign any Loan Party’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make or extend Term Loans hereunder. Collateral Agent’s foregoing appointment as any Loan Party’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, are coupled with an interest and are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.

9.3           Protective Payments. If any Loan Party or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which any Loan Party or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide any Loan Party with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of any Loan Party or any of its Subsidiaries of all or any part of the Obligations, and, as between each Loan Party on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by any Loan Party. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of any Loan Party is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5           Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Loan Parties bear all risk of loss, damage or destruction of the Collateral.

9.6           No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by any Loan Party of any provision of this Agreement or by any Loan Party or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7           Demand Waiver. Each Loan Party waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which any Loan Party or any Subsidiary is liable.

10.            NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if electronically delivered (with delivery confirmation) or hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or the Loan Parties may change its email address, mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to any Loan Party:	RAPID MICRO BIOSYSTEMS, INC. 1001 pawtucket Blvd. West, Suite 280 Lowell, Massachusetts 01854 Attention: Sean Wirtjes, Chief Financial Officer Email: [XXX]@rapidmicrobio.com

with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 200 Clarendon Street Boston, Massachusetts 02116 Attention: Stephen Ranere Facsimile: (617) 948-6001 Email: [XXX]@lw.com

If to Collateral Agent:	KENNEDY LEWIS MANAGEMENT LP 80 Broad Street, 22nd Floor New York, New York 10004 Attention: Anthony Pasqua Email: [XXX]@klimllc.com

with a copy (which shall not constitute notice) to:	AKIN GUMP STRAUSS HAUER & FELD LLP 2300 N. Field Street, Suite 1800 Dallas, Texas 75201 Attention: Matthew D. Bivona Facsimile: (214) 969-4343 Email: [XXX]@akingump.com

11.            CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1           Waiver of Jury Trial. EACH LOAN PARTY, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG EACH LOAN PARTY, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG EACH LOAN PARTY, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.2            Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

11.3            Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party (or any property of any Loan Party) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4            Service of Process. Each Loan Party irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Loan Parties specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5            Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

12.            GENERAL PROVISIONS

12.1            Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Loan Party may transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to any Loan Party, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Collateral Agent (such approved assignee, an “Approved Lender”). Each Loan Party and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form reasonably satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. The Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

12.2             Indemnification. Each Loan Party agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with, related to, following, or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Each Loan Party hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Loan Parties, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

12.3              Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4              [Reserved].

12.5              Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by any Loan Party or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Loan Parties, Collateral Agent and the Required Lenders, provided that:

(i)           no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii)          no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and

(iii)         no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan; (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize any Loan Party to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document or release any Loan Party of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Sections 12.7 or 12.9. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b)            Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of the Loan Parties.

(c)            This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6              Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7              Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of the Loan Parties in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the withholding provision in Section 2.5 hereof and the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8              Confidentiality. In handling any confidential information of the Loan Parties, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans; (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for the development of client databases, reporting purposes, and market analysis so long as Collateral Agent and the Lenders do not disclose the identity of the Borrower or any of the Borrower’s Affiliates. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

12.9              Right of Set Off. Each Loan Party hereby grants to Collateral Agent and to each Lender a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including an Affiliate of Collateral Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of the Loan Parties even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SUCH LOAN PARTY.

12.10            Cooperation of the Loan Parties. If necessary, each Loan Party agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make each Loan Party’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of each Loan Party as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning each Loan Party and its financial affairs which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of any Loan Party in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.

12.11            Public Announcement. Each Loan Party hereby agrees that Collateral Agent and each Lender may, after consultation with Borrower if such announcement mentions Borrower by name, make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use any Loan Party’s name, tradenames and logos. Collateral Agent and the Lenders may also make disclosures to the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

12.12            Collateral Agent and Lender Agreement. Collateral Agent and each Lender hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Each Loan Party acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.

12.13            Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14            Usury Savings Clause. This Agreement and the other Loan Documents are subject to the express condition that at no time shall any Loan Party be required to pay interest on the principal balance of the Term Loans at a rate which could subject Collateral Agent or any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, any Loan Party is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Collateral Agent or any Lender for the use, forbearance, or detention of the sums due under the Term Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Term Loans until payment in full so that the rate or amount of interest on account of the Term Loans does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Term Loans for so long as the Term Loans are outstanding.

12.15            ORIGINAL ISSUE DISCOUNT LEGEND. THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF SUCH LOANS MAY BE OBTAINED BY WRITING TO COLLATERAL AGENT, ACTING FOR THIS PURPOSE AS A REPRESENTATIVE OF BORROWER, AT ITS ADDRESS SPECIFIED IN SECTION 10 HEREOF.

12.16            ELECTRONIC EXECUTION OF DOCUMENTS. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

RAPID MICRO BIOSYSTEMS, INC.
By:	/s/ Robert Spignesi
Name:	Robert Spignesi
Title:	President & Chief Executive Officer

[Signature Page to Loan and Security Agreement]

COLLATERAL AGENT:

KENNEDY LEWIS MANAGEMENT LP

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

LENDER:

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND II LP

By: KENNEDY LEWIS GP II, LLC, its general partner

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Term A Loans

[Intentionally Omitted]

SCHEDULE 1.2

Terminating Collateral Account

[Intentionally Omitted]

EXHIBIT A

Description of Collateral

The Collateral consists of all of each Loan Party’s right, title and interest in and to all of its personal property, wherever located, whether now owned or hereafter acquired, including the following property:

All goods, Accounts (including health care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (including Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (b) property owned by any Loan Party that is subject to a purchase money Lien or a capital lease permitted by Section 7.4 if the agreement pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than such Loan Party and its Affiliates which has not been obtained as a condition to the creation of any other Lien on such property; provided, however, that upon termination of such prohibition or the obtaining of such consent, such interest shall immediately become Collateral without any action by such Loan Party, Collateral Agent or any Lender; (c) any interest of any Loan Party as a lessee under an Equipment lease if such Loan Party is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by such Loan Party, Collateral Agent or any Lender; (d) more than 65% of the outstanding voting stock (or other voting equity interest) of any Foreign Subsidiary owned directly by a Loan Party; (e) any interest of Loan Party as a lessee or sublessee under a real property lease; or (f) any intent-to-use trademarks.

EXHIBIT B

Collateral Agent and Lender Terms

1.            Appointment of Collateral Agent.

(a)            Each Lender hereby appoints KLIM (together with any successor Collateral Agent pursuant to Section 7 of this Exhibit B) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)            Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral as permitted pursuant to the Loan Agreement, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to the each Loan Party and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by any Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Exhibit B to the extent provided by Collateral Agent.

(c)            Under the Loan Documents, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by KLIM or any of its Affiliates in any capacity.

2.            Binding Effect; Use of Discretion; E-Systems.

(a)            Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b)            If Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.

(c)            Collateral Agent is hereby authorized by each Loan Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto. Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems. Each Loan Party and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and each Loan Party and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, any Loan Party and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS.

3.            Collateral Agent’s Reliance, Etc. Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Loan Party hereby waives and shall not assert (and each Loan Party shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein. Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Loan Party or any Related Person of any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from any Loan Party or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders, provided that Collateral Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and any Loan Party hereby waives and agrees not to assert (and any Loan Party shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.

4.            Collateral Agent Individually. Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Loan Party or any Affiliate of any Loan Party as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor. To the extent Collateral Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5.            Lender Credit Decision; Collateral Agent Report. Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of any Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of Collateral Agent or any of its Related Persons. Each Lender agrees that it shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (an “Collateral Agent Report”). Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by any Loan Party solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of any Loan Party. Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation. Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the foregoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.

6.            Indemnification. Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any Taxes or insurance paid in the name of, or on behalf of, any Loan Party) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document. Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Loan Party, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or if Collateral Agent reasonably determines that it was required to withhold Taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent. Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B.

7.            Successor Collateral Agent. Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and the Loan Parties, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent. If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders. Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (d) subject to its rights under Section 2(b) of this Exhibit B, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.

8.            Release of Collateral. Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

(a)            any Guarantor if all of the stock of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and

(b)            any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by any Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and any Loan Party, upon (A) termination of all of the Commitments, (B) the payment in full in cash of all of the Obligations (other than inchoate indemnity obligations for which no claim has been made), and (C) to the extent requested by Collateral Agent, receipt by Collateral Agent and Lenders of liability releases from any Loan Party in form and substance acceptable to Collateral Agent.

9.            Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to any Loan Party or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to any Loan Party) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

10.            Advances; Payments; Non-Funding Lenders; Actions in Concert.

(a)            Advances; Payments. If Collateral Agent receives any payment with respect to a Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(b)           Return of Payments.

(i)            If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent or on behalf of from any Loan Party and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to any Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to any Loan Party or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c)            Non-Funding Lenders.

(i)            Unless Collateral Agent shall have received notice from a Lender prior to the date of any Term Loan that such Lender will not make available to Collateral Agent such Lender’s Pro Rata Share of such Term Loan, Collateral Agent may assume that such Lender will make such amount available to it on the date of such Term Loan in accordance with Section 2(b) of this Exhibit B, and Collateral Agent may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have made such amount available to Collateral Agent, such Lender and each Loan Party severally agree to repay to Collateral Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to any Loan Party until the day such amount is repaid to Collateral Agent, at a rate per annum equal to the interest rate applicable to the Obligation that would have been created when Collateral Agent made available such amount to any Loan Party had such Lender made a corresponding payment available. If such Lender shall repay such corresponding amount to Collateral Agent, the amount so repaid shall constitute such Lender’s portion of such Term Loan for purposes of this Agreement.

(ii)            To the extent that any Lender has failed to fund any Term Loan or any other payments required to be made by it under the Loan Documents after any such Term Loan is required to be made or such payment is due (a “Non-Funding Lender”), Collateral Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower thereunder. The failure of any Non Funding Lender to make any Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Term Loan, but neither any Other Lender nor Collateral Agent shall be responsible for the failure of any Non-Funding Lender to make such Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Collateral Agent or a Person reasonably acceptable to Collateral Agent shall have the right with Collateral Agent’s consent and in Collateral Agent’s sole discretion (but Collateral Agent or any such Person shall have no obligation) to purchase from any Non-Funding Lender, and each Lender agrees that if it becomes a Non-Funding Lender it shall, at Collateral Agent’s request, sell and assign to Collateral Agent or such Person, all of the Term Loan Commitment (if any), and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the aggregate outstanding principal balance of the Term Loan held by such Non-Funding Lender and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Collateral Agent.

(d)           Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Collateral Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

EXHIBIT C

Taxes; Increased Costs.

1.            Any and all payments received by Collateral Agent or the Lenders from any Loan Party hereunder will be made free and clear of and without deduction or withholding for any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”) except as required by applicable law. “Indemnified Taxes” means (a) to the extent not otherwise described in (b), Other Taxes and (b) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document (other than the Warrants), excluding (i) Taxes imposed on or measured by any Lender’s or Collateral Agent’s net income (however denominated), franchise Taxes and branch profits Taxes or any similar Tax, in each case (A) imposed as a result of such Lender or Collateral Agent being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Taxes imposed as a result of a present or former connection between such Lender or Collateral Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Collateral Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document) (such Taxes in (i)(B) “Other Connection Taxes”), (ii) in the case of any Lender, U.S. federal withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or acquires an interest in a Term Loan or changes its lending office, except in each case to the extent that, pursuant to this Exhibit C, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes imposed under FATCA, and (iv) Taxes attributable to a Lender’s or Collateral Agent’s failure to comply with Section (5) of this Exhibit C (such excluded Taxes described in clauses (i) through (iv) “Excluded Taxes”). If any applicable law, requires any Loan Party or, if applicable, Collateral Agent to make any withholding or deduction in respect of Indemnified Taxes from any such payment, each Loan Party hereby covenants and agrees that the amount due from such Loan Party with respect to such payment will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction (and including any such withholdings and deductions applicable to additional sums payable under this Section), Collateral Agent or each Lender, as applicable, receives a net sum equal to the sum which it would have received had no withholding or deduction been required. Each Loan Party or, if applicable, Collateral Agent shall pay the full amount required to be withheld or deducted in respect of any Taxes to the relevant Governmental Authority. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Collateral Agent timely reimburse it for the payment of, any Other Taxes. Each Loan Party will, as soon as practicable after any payment of Taxes pursuant to this Exhibit C, furnish Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence reasonably satisfactory to Collateral Agent indicating that such Loan Party has made such withholding payment.

2.           Each Loan Party shall jointly and severally indemnify Collateral Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Exhibit C) payable or paid by Collateral Agent or such Lender or required to be withheld or deducted from a payment to Collateral Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to Collateral Agent), or by Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

3.            If any change in applicable law shall subject Collateral Agent or any Lender to any Taxes (other than (a) Indemnified Taxes, (b) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (c) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender or Collateral Agent of making, converting to, continuing or maintaining any loan, or to increase the cost to such Lender or Collateral Agent of participating in, issuing or maintaining any letter of credit (or maintaining its obligation to participate in or to issue any letter of credit), or to reduce the amount of any sum received or receivable by such Lender or Collateral Agent (whether principal, interest or any other amount), then, upon the request of such Lender or Collateral Agent, such Loan Party will promptly pay to such Lender or Collateral Agent such additional amount or amounts as will compensate such Lender or Collateral Agent for such additional costs incurred or reduction suffered; provided that no Loan Party shall be required to compensate a Lender pursuant to this Section 3 of Exhibit C for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the change in applicable law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in applicable law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.              Each Lender shall severally indemnify Collateral Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Collateral Agent for such Indemnified Taxes and without limiting the obligations of any Loan Party to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Collateral Agent to the Lender from any other source against any amount due to Collateral Agent under this Section 4 of Exhibit C.

5.              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Collateral Agent, at the time or times reasonably requested by Borrower or Collateral Agent, such properly completed and executed documentation reasonably requested by Borrower or Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Collateral Agent as will enable Borrower or Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8, as applicable) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing, (i) any Lender that is a U.S. Person shall deliver to Borrower and Collateral Agent on or prior to the date on which such Lender becomes a Lender under this Agreement executed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and (ii) any Lender that is not a U.S. Person shall deliver to Borrower and Collateral Agent, on or prior to the date on which such Lender becomes a Lender under this agreement, the appropriate Internal Revenue Service Form W-8 together with any required supporting or additional information and (iii) any Lender that is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code shall deliver to Borrower and Collateral Agent, on or prior to the date on which such Lender becomes a Lender under this agreement, (x) a certificate in form and substance reasonably acceptable to Borrower and Collateral Agent to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Collateral Agent in writing of its legal inability to do so. For purposes of this Section 5 of Exhibit C, the term Lender includes the Collateral Agent and any Person who becomes a participant pursuant to Section 12.1 shall deliver to the participating Lender the forms required in this Section 5.

6.            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Exhibit C (including by the payment of additional amounts pursuant to this Exhibit C), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Exhibit C with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 6 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 6 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 6 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

7.           The agreements and obligations contained in this Exhibit C shall survive the resignation or replacement of Collateral Agent, any assignment of rights by, or the replacement of, a Lender and the termination of this Agreement.

EXHIBIT D

Loan Payment Request Form

[Intentionally Omitted]

EXHIBIT E

Compliance Certificate

[Intentionally Omitted]

EXHIBIT F

Perfection Certificate

[Intentionally Omitted]

EXHIBIT G

Form of Warrant

[Intentionally Omitted]

EXHIBIT H

Illustrative Measurement of System Orders

[Intentionally Omitted]